EXHIBIT 10.3

COMMERCIAL METALS COMPANY

PERFORMANCE AWARD AGREEMENT

%%FIRST_NAME%-% %%LAST_NAME%-%
(the “Participant”)

has been granted a Performance Award (the “Award”), which is described in this Award Agreement (the “Agreement”) in accordance with Section 4 of the Commercial Metals Company (the “Company”) 2013 Long-Term Equity Incentive Plan (the “Plan”). The “Date of Grant” is %%OPTION_DATE%-%. The Performance Period is three years, being September 1, 2016 to August 31, 2019 (the “Performance Period”).

This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control in the event any provision of this Agreement is inconsistent with and not permitted pursuant to the provisions of the Plan. The capitalized terms used but not defined in this Agreement that are defined in the Plan shall have the meanings assigned to them in the Plan.

1.    Performance Award. This Award is a stock-settled award based on achievement of performance goals and objectives set forth in this Agreement, which at the Target level of performance shall entitle the Participant to %%TOTAL_SHARES_GRANTED%-% units (“Units”), each of which shall represent the right to receive a share of Common Stock.

a.    Vesting; Timing of Delivery of Shares.

(i)    Performance Vesting. Subject to the remainder of this Agreement, the Award shall vest on the last day of the Performance Period, subject to the Participant remaining actively employed by and providing services to the Company or a Subsidiary on such date and based upon achievement of the performance goals and objectives during the Performance Period as described on the Schedule attached hereto, which is by this reference made a part hereof.

Notwithstanding the attainment of the performance goals and objectives or anything herein to the contrary, the Compensation Committee of the Board of Directors for the Company (“Committee”) shall have the sole and absolute discretion to reduce the number of shares of Common Stock that would otherwise be delivered to the Participant or to decide that no shares shall vest. The Company shall not settle the Award, unless and until the Committee has certified that the applicable performance goals and objectives have been satisfied, which certification shall occur as soon as practicable following the last day of the Performance Period.

In the event of vesting of the Award pursuant to this Section 1.a.(i), the Company shall deliver to the Participant (or the Participant’s personal representative) as soon as practical after the last day of the Performance Period, but in no event later than 60 days following such date, the number of shares of Common Stock equal to the number of Units of the Performance Award which have become vested.

(ii)    Accelerated Vesting Upon Death, Termination of Service Due to Total and Permanent Disability or Qualifying Retirement. Notwithstanding Section 1.a.(i), in the

event of the Participant’s (A) death; (B) Termination of Service as a result of Total and Permanent Disability; or (C) Qualifying Retirement, the Award shall vest, with the vested value to be determined at the end of the Performance Period by multiplying the total number of Units that would be vested based on actual Company performance during the Performance Period, determined in accordance with Section 1.a.(i), by a fraction, the numerator of which is the number of days from the Date of Grant to the date of such event, and the denominator of which is the number of days in the full Performance Period. Such pro rata vested Award shall be settled not later than 60 days following the end of the Performance Period. Notwithstanding the foregoing paragraph, the Committee shall have the sole authority to determine whether a Termination of Service is a Qualifying Retirement for the purposes of triggering an acceleration of the vesting of the Award.

(iii)    Accelerated Vesting Upon Change in Control. Notwithstanding Section 1.a.(i), the Award shall automatically and immediately become vested as of the occurrence of a Change in Control in accordance with this Section 1.a.(iii). The number of Units vesting as the result of a Change in Control shall be equal to the number determined in accordance with the attached Schedule A, assuming achievement of the performance goals at the Target level through the end of the Performance Period. The vested Award shall be settled not later than 60 days following the effective date of the Change in Control.

(iv)    Delivery of Shares of Common Stock After Vesting Due to Death, Termination of Service Due to Total and Permanent Disability or Qualifying Retirement. In the event of vesting of the Award pursuant to Section 1.a.(ii), the Company shall deliver to the Participant (or the Participant’s personal representative) shares of Common Stock equal to the number of vested Units. Such delivery shall occur not later than 60 days following the last day of the Performance Period.

(v)    Delivery of Shares of Common Stock After Vesting Due to Change in Control. In the event of vesting of the Award pursuant to Section 1.a.(iii), the Company shall deliver to the Participant shares of Common Stock equal to the number of vested Units. Such delivery shall occur as soon as practical following the occurrence of a Change in Control, but in no event later than 60 days after such date.

b.    Forfeiture of Award. Any portion of the Award that does not become vested and payable in shares of Common Stock in accordance with Section 1 shall be forfeited on the earlier of the date of the Participant’s Termination of Service or the last day of the Performance Period.

2.    Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:

“Qualifying Retirement” means that the Committee, in its sole discretion, determines that the sole reason for the Participant’s Termination of Service is a Qualifying Retirement. The following thresholds shall act as triggers for an analysis by the Committee of whether such Termination of Service is a Qualifying Retirement: (A) Termination of Service solely due to retirement following the attainment of age sixty-two (62) or permitted early retirement as determined by the Committee; (B) Termination of Service solely due to retirement following the attainment of age fifty-five (55) and ten (10) years of employment with the Company or any Subsidiary; or (C) Termination of Service solely due to retirement following the attainment of age fifty (50) and fifteen (15) years of employment with the Company or any Subsidiary, or for other reasons as determined by the Committee.

“Termination of Service” occurs when the Participant ceases to serve as an employee of the Company or a Subsidiary for any reason.

“Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or a Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee.

3.    Restrictions on Awards and Rights of a Stockholder. The Participant will not be treated as a stockholder with respect to any shares of Common Stock covered by this Agreement until the shares are entered by book entry registration in the Company’s direct registration services or the issuance of a certificate or certificates to the Participant for the shares. Subject to the provisions of the Plan, until the date shares of Common Stock are delivered to the Participant under this Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any portion of the Award or any shares of Common Stock that may be delivered under the Award. All of the rights of the Participant in the Award and the Common Stock issued upon vesting of the Award are subject to Section 16 of this Agreement.

4.    Book Entry or Certificate Issuance of Shares and Legend. All shares of Common Stock delivered shall be represented by, at the option of the Company, either book entry registration in the Company’s direct registration services or by a certificate. If the Common Stock was not issued in a transaction registered under the federal and state securities laws, all shares of Common Stock delivered under the Award that are issued in certificate form shall bear a restrictive legend and shall be held indefinitely, unless they are subsequently registered under the federal and state securities laws or the Participant obtains an opinion of counsel, satisfactory to the Company, that registration is not required. All shares of Common Stock delivered that are issued in book entry direct registration services form shall be subject to the same restrictions described in a restrictive legend

5.    Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

6.    Investment Representation. Unless the Common Stock is issued to him in a transaction registered under federal and state securities laws, the Participant represents and warrants that all Common Stock which may be acquired hereunder will be acquired by the Participant for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.

7.    Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for his review by the Company, and represents that he is familiar with the terms of the Plan, and accepts this Award subject to all the terms of the Plan. The Participant agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

8.    Law Governing; Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state). Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or convenience of forum, agrees that all claims in respect of the proceedings shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.

9.     Legal Construction. In the event that any term of this Agreement is held by a court to be invalid in any respect, the invalid term shall not affect any other term that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid term had never been contained herein.

10.    Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and constitute the sole agreements between the parties with respect to the subject matter.

11.    Parties Bound. The terms that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment set forth in this Agreement.

12.    Amendment. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Participant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement; provided, however, that the Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder or as necessary to comply with any other applicable law. Notwithstanding the preceding sentence, the Company may amend the Plan or revoke the Award to the extent permitted by the Plan.

13.    Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

(a)	Notice to the Company shall be addressed and delivered as follows:
Commercial Metals Company
6565 N. MacArthur, Suite 800
Irving, Texas 75039
Attn: Corporate Secretary
Facsimile: (214) 689-4326

(b)	Notice to the Participant shall be addressed and delivered as set forth on the signature page.
14.    Withholding Taxes.
a.    The Participant should consult immediately with his own tax advisor regarding the tax consequences of this Agreement. The Company (or a Subsidiary that is the Participant’s employer) (for purposes of this Section 14 “Company” includes any applicable Subsidiary) shall have the right to deduct from all amounts paid in stock, cash or any other form, any taxes required by law to be withheld in connection with this Award (the “Required Tax Payments”). The Company may also require the Participant receiving shares of Common Stock to pay the Company the Required Tax Payments. Such payments shall be made when requested by Company and may be required prior to the delivery of any certificate representing shares of Common Stock

b.    The Participant may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a check or cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be issued or transferred to the Participant having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments (the “Share Retention Method”) or (4) any combination of (1), (2) and (3); provided, however, if the Participant is subject to Section 16 of the Exchange Act, his withholding obligations under this Section 14 shall be satisfied by the Share Retention Method, and neither the Company nor the Committee shall have any discretion to permit the satisfaction of such withholding obligation by any other means. Shares of Common Stock to be delivered to the Company or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the maximum statutory tax rate in the employee’s applicable jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences or for administrative convenience. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

15.    Section 409A; Delay of Payment.

a.    It is intended that the payments and benefits provided under this Agreement will be exempt from the application of the requirements of Section 409A of the Code pursuant to the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4). The Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax upon the Participant under Section 409A of the Code.

b.    To the extent (i) any payment to which the Participant becomes entitled under this Agreement upon the Participant’s “separation from service” (within the meaning of Section 409A of the Code) constitutes deferred compensation subject to Section 409A of the Code and (ii) the

Participant is deemed at the time of such separation from service to be a “specified employee” under Section 409A of the Code, then any payment that would be payable under this Agreement prior to the six-month anniversary of the Participant’s separation from service shall be delayed until the earlier of (x) the expiration of the six (6) month period measured from the date of the Participant’s separation from service; and (y) the date of the Participant’s death following such separation from service.

16.    Forfeiture or Recovery. Notwithstanding anything to the contrary in the Plan, if the Committee determines, in its sole discretion, that the Participant has engaged in fraud or misconduct that relates to, in whole or in part, the need for a required restatement of the Company’s financial statements filed with the Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by the Participant, including, without limitation, any Award under the Plan, with respect to fiscal periods materially affected by the restatement and may cause to be forfeited any vested or unvested Awards and may recover from the Participant all incentive compensation to the extent that the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to the Company under any other agreement or applicable law, including disciplinary action up to and including termination of employment.

17.    Adjustment of Awards. The number of Units subject to the Award and the performance objectives and requirements shall be subject to adjustment in accordance with the Plan.

18.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19.    Waiver. The Participant acknowledges that the waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.

20.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan and on the Awards, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

* * * * * * * * * * * *

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company, and the Participant, to evidence his consent and approval of all the terms of this Agreement, has duly executed this Agreement, as of the Date of Grant.

COMPANY:

COMMERCIAL METALS COMPANY

By:
Name:
Title:

PARTICIPANT:

Signature
Name:
Address:

SCHEDULE A
PERFORMANCE GOALS, LEVELS OF ACHIEVEMENT, AND VESTING

(i)	75% of Units will vest based on ROIC and absolute 3-year EBITDA metrics:

ROIC Performance Trigger:
Following the end of the 3-year Performance Period (FY2017-FY2019), the Committee must certify the achievement of positive ROIC or, regardless of the EBITDA performance achieved, none of the Units subject to the EBITDA metric will vest.

EBITDA Performance Goal:	Within the first 90 days of each of the Company’s fiscal years Performance Period, the Committee shall establish the “Target” EBITDA performance goal for such fiscal year.

At the end of the Performance Period, the cumulative EBITDA Performance for the Performance Period shall be calculated as a percentage of the cumulative EBITDA Target for the same period (the “2017-2019 EBITDA Performance vs. Target Percentage”). The number of Units that vest shall be based on the calculated 2017-2019 EBITDA Performance vs. Target Percentage as follows:

2017-2019 EBITDA Performance vs. Target:

        Threshold: Target:     Maximum:
         70%     100%     130%

Percentage of Units to vest:     50%     100%     200%

(ii)	25% of Units will vest based on a 3-year relative Total Stockholder Return (“TSR”) metric:

Relative TSR Performance Goal:
The “2017-2019 TSR Percentile Rank vs. Performance Peer Group” shall be measured based on the percentile ranking of the Company’s TSR during the Performance Period compared to the TSR of the Company’s Performance Peer Group during the Performance Period, the result of which will be used to determine the vesting levels of the Units as follows:

2017-2019 TSR Percentile Rank vs. Performance Peer Group:

     Threshold: Target:     Maximum:
     >/= P30 >/= P50     >/= P70

Percentage of Units to vest:     50%     100%     200%

Vesting Summary: The Units will vest based on the level of achievement of the applicable performance goal as follows: (i) failure to achieve the “Threshold” level will result in 0% vesting of the Units subject to such performance goal; (ii) achievement of the “Threshold” level will result in 50% vesting of the “Target” Units subject to such performance goal; (iii) achievement of the “Target” level will result in 100% vesting of the “Target” Units subject to such performance goal; (iv) achievement of “Maximum” level or higher will result in 200% vesting of the “Target” Units subject to such performance goal; and (v) achievement of levels between “Threshold” and “Target” and between “Target” and “Maximum” will result in vesting being calculated on a straight line interpolation basis.

For purposes of this Schedule, the following terms shall have the meanings set forth below:

“EBITDA” means, for the Company or any Subsidiary, the net earnings of that entity before deductions by the entity for interest, income taxes, depreciation, amortization expenses, and the impairment of depreciable and other intangible assets as well as goodwill.

“EBITDA Performance” means the actual, audited fiscal year EBITDA results, as determined based on the definition herein. Such calculations may be adjusted by the Committee, to omit the impact of those items over which the relevant business unit did not have control including but not limited to: (i) expenses related to restructuring or productivity initiatives; (ii) extraordinary corporate and/or financing transactions, events or developments; (iii)  acquisitions, divestitures, and discontinued operations; (iv) other items of significant income or expense which are determined to be appropriate adjustments; (v) unusual or nonrecurring events or changes in applicable laws, accounting principles and/or business conditions; (vi) other non-operating items; and/or (vii) changes in the payment or allocation of general and administrative expenses among the business units of the Company and its affiliates. Such adjustment shall apply only to the extent that the adjustment is necessary to reflect objectively determinable changes in the financial performance of the Company or the business unit. Notwithstanding the foregoing, in no event shall any adjustment hereunder be made to the ROIC calculation used to determine whether the threshold ROIC target was attained for purposes of determining whether the Units are eligible to become vested.

“Performance Peer Group” means the list of 22 companies that were approved by the Committee at the August 17, 2016 Committee meeting as follows:

Alcoa, Inc.	Martin Marietta Materials
Nucor Corp.	Jacobs Engineering Group, Inc.
General Cable Corp/DE	Weyerhaeuser Co.
Harsco Corp	Allegheny Technologies, Inc.
USG Corp	Vulcan Materials Co
Owens-Illinois, Inc.	United States Steel Corp
AK Steel Holding Corp	Schnitzer Steel INDS-CL A
McDermott International, Inc.	Eagle Materials, Inc.
Textron, Inc.	Fluor Corp
Steel Dynamics, Inc.	Granite Construction, Inc.
Tutor Perini Corp.	Dycom Industries, Inc.

Companies shall be removed from the Performance Peer Group if they undergo a “Specified Corporate Change” between the Date of Grant and the last day of the Performance Period. A company that is removed from the Performance Peer Group before the measurement date will not be included in the computation of the performance metric.

A company in the Performance Peer Group will be deemed to have undergone a “Specified Corporate Change” if it:

1.	ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume;

2.	has gone private;

3.	has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction;

4.	has been acquired by another company (whether by a peer company or otherwise, but not including internal reorganizations); or

5.	has sold all or substantially all of its assets.

The Committee shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a peer company in making a determination that a Specified Corporate Change has occurred.

“Principal Market” means the New York Stock Exchange, or if the Common Stock is not traded on the New York Stock Exchange, the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined.

“Return on Invested Capital” or “ROIC” means Net Earnings before tax-effected interest expense divided by the sum of commercial paper, notes payable, current maturities of long-term debt, debt and stockholders equity, measured over the Performance Period.

“Total Stockholder Return” is the average daily closing per share price for the twenty Trading Days immediately preceding the beginning of the Performance Period compared to the average daily closing per share price for the twenty Trading Days immediately preceding the end of the Performance Period, with cash dividends assumed to purchase additional fractional shares at the closing price as of the ex-dividend date.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market.